Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

	Year ended December 31,					Six Months Ended June 30,
In millions of dollars, except for ratios	2010(2)(3)(4)(5)(7)	2009(3)(4)(5)(6)	2008(3)(4)(5)(7)	2007(3)(4)(5)	2006(4)(5)(6)(7)	2011(1)(3)(4)(5)	2010(3)(4)(5)
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense (other than interest on deposits)	$16,674	$17,711	$33,410	$48,387	$34,743	$8,193	$8,610
Interest factor in rent expense	493	522	734	623	556	235	242
Dividends—Preferred Stock	11	22,708	2,830	51	93	17	0

Total fixed charges	$17,178	$40,941	$36,974	$49,061	$35,392	$8,445	$8,852

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$13,184	$(7,799)	$(52,355)	$646	$28,489	$8,515	$8,825
Fixed charges (excluding preferred stock dividends)	17,167	18,233	34,144	49,010	35,299	8,428	8,852

Total income	$30,351	$10,434	$(18,211)	$49,656	$63,788	$16,943	$17,677

Ratio of income to fixed charges excluding interest on deposits	1.77	NM	NM	1.01	1.80	2.01	2.00

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest expense	$25,096	$27,902	$53,133	$75,958	$55,683	$12,491	$12,771
Interest factor in rent expense	493	522	734	623	556	235	242
Dividends—Preferred Stock	11	22,708	2,830	51	93	17	—

Total fixed charges	$25,600	$51,132	$56,697	$76,632	$56,332	$12,743	$13,013

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$13,184	$(7,799)	$(52,355)	$646	$28,489	$8,515	$8,825
Fixed charges (excluding preferred stock dividends)	25,589	28,424	53,867	76,581	56,239	12,726	13,013

Total income	$38,773	$20,625	$1,512	$77,227	$84,728	$21,241	$21,838

Ratio of income to fixed charges including interest on deposits	1.51	NM	NM	1.01	1.50	1.67	1.68

(1)
On March 1, 2011, Citigroup announced an agreement to sell its Egg credit card business to Barclays Bank PLC. Citigroup reports this business separately as discontinued operations in the Company's Consolidated Statement of Income for the first and second quarters of 2011 only. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have not been restated due to the immateriality of the impact in those periods.

(2)
On September 17, 2010, Citigroup announced an agreement to sell its The Student Loan Corporation to Discover Financial Services ("Discover") and SLM Corporation ("Sallie Mae"). Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income for the third and fourth quarters of 2010 only. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have not been restated due to the immateriality of the impact in those periods.

(3)
On May 1, 2009, Citigroup announced an agreement to sell its Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation (hereafter SMBC). Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(4)
On July 11, 2008, the Company announced an agreement to sell its German retail banking operations to Credit Mutuel. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(5)
On April 17, 2008, Citigroup announced an agreement to sell most of Citigroup's CitiCapital business unit to GE Capital. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income. The calculation of the ratio of income to fixed charges excludes discontinued operations. Prior periods have been restated on a comparable basis.

(6)
On December 1, 2005, Citigroup completed the sale of substantially all of Citigroup's Asset Management Business to Legg Mason, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income.

(7)
On July 1, 2005, Citigroup completed the sale of Citigroup's Travelers Life & Annuity and substantially all of Citigroup's international insurance businesses to MetLife, Inc. Citigroup reports these businesses separately as discontinued operations in the Company's Consolidated Statement of Income.